Exhibit 21.1

PMC-SIERRA, INC.

LIST OF SUBSIDIARIES

1.	PMC-Sierra Ltd., organized under the laws of British Columbia, doing business only under its official name, PMC-Sierra.

2.	PMC-Sierra US, Inc., organized under the laws of Delaware, doing business only under its official name, PMC-Sierra, or under PMC-Sierra, Inc.

3.	Palau Acquisition Corporation, organized under the laws of Delaware, doing business only under its official name, PMC-Sierra, or under PMC-Sierra, Inc.

4.	Passave, Inc., organized under the laws of Delaware, doing business only under its official name, PMC-Sierra, or under PMC-Sierra, Inc.